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                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Realty Income Corporation:

We consent to incorporation of our report by reference and to the reference to our firm under the heading "Experts" in amendment No. 1 to the Registration Statement No. 333-34311 on Form S-3 of Realty Income Corporation. Our report referred to above relates to the consolidated balance sheets of Realty Income Corporation as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, and the related
Schedule III. Such report is dated January 24, 1997, except as to paragraph two of Note 11, which is as of February 24, 1997, and appears in the December 31, 1996 annual report on Form 10-K of Realty Income Corporation.


/s/ KPMG Peat Marwick LLP

San Diego, California
September 12, 1997